Exhibit 10.17

TELENAV, INC.

1130 Kifer Road

Sunnyvale, CA 94086

Tel: (408) 245-3800 / Fax: (408) 245-0238

Offer Letter – Full Time Exempt Employee

June 8, 2010

Dariusz Paczuski

Re:	Offer of Employment

Dear Dariusz,

TeleNav, Inc. (“The Company” or “TeleNav”) is very pleased to offer you the position of Vice President of Marketing, reporting to HP Jin, TeleNav’s CEO, on the following terms.

Your compensation will consist of base salary and incentive compensation. Your base salary compensation shall be Eighteen Thousand Seven Hundred and Fifty Dollars ($18,750.00) per month, less payroll deductions and all required withholdings. You will have an incentive compensation target of Thirty-Five percent (35%) per year based upon your target annual salary. Incentive compensation will be based upon the achievement of TeleNav business objectives, currently the Company’s Key Performance Indicators and additional objectives as agreed between you and the CEO, thereafter revised annually, less payroll deductions and all required withholdings. You will be paid base salary semi-monthly and you will be eligible for the following Company benefits per our standard plans and policies: medical insurance, dental and vision insurance, FSA account participation, 401K participation with Company match, vacation, sick leave, and holidays. Details about these benefit plans are available for your review. You will be paid incentive compensation in accordance with the Company’s normal incentive compensation payment processes and upon attainment of the business objectives as determined each year.

Depending upon your starting date with the Company, in particular if the starting date is on or before August 31, the Company shall pay to you a one-time starting bonus of One Hundred Twenty Seven Thousand Dollars ($127,000). If your starting date is after August 31st and before December 31st of 2010, the Company will pay a one-time bonus of Fifty Eight Thousand Dollars ($58,000) which shall be paid in December of 2010, which will be in addition to the starting bonus to be paid if you start on or before August 31st, 2010. All amounts shall be paid less payroll deductions and all required withholdings. If you resign your employment with the Company prior to the first anniversary of your employment start date, for any reason, you should pay the Company the full amount of all such bonuses paid by the Company within one month of your termination.

As equity compensation, we will recommend that the TeleNav board of directors grant you an option to purchase 80,000 shares of the Company’s common stock (subject to normal Board practices for the approval of such stock options). The exercise price of such option shall be the fair market value of the stock which will be determined by reference to the closing sales price for our stock (or the closing bid, if no sales were reported) as quoted on the Nasdaq Stock Market on the date the option is granted. Such options will be subject to vesting on the following terms: 25% vested after one full year. The option shall vest with respect to the remaining Shares at the rate of One Thirty-Sixth (1/36) of the remaining Shares per month for a period of thirty six (36) months. The option will be subject to the terms and conditions of the TeleNav option plan.

In addition, we will recommend that the TeleNav board of directors grant you a Restricted Stock Unit equivalent to 30,000 shares of TeleNav Stock, which will vest in three equal amounts on first, second and third anniversary of your starting date. We anticipate that you will enter into an irrevocable election relating to the units to permit the payment of required taxes upon vesting of the Units.

As a TeleNav employee, you will be expected to abide by Company rules and regulations, acknowledge in writing that you have read the Company’s Employee Handbook, and sign and comply with a Proprietary Information and Inventions Agreement, which prohibit unauthorized use or disclosure of TeleNav proprietary information. A copy of that Agreement is included with this letter.

As a result of the senior level nature of your role, you will be offered a Company standard Indemnification Agreement and will be expected to comply with all reporting and regulatory requirements related to the Company’s status as a publicly traded company. In addition, you will agree to comply with any “lock up” agreements that the Company may have in place with respect to the Company’s shares as a result of the Company’s recent public offering. The Company also will provide you with benefits consistent with the terms of the attached TeleNav First Year Executive Employment Agreement (the “First Year Executive Agreement”). During the first full year of your employment with TeleNav, you shall be entitled to the benefits set forth in the First Year Executive Agreement. These benefits are one-half of the benefits generally provided to TeleNav executive officers. For example in the event of your termination by the Company other than for cause you would be entitled to three months salary rather than six months. In the case of a change in control, fifty percent of your unvested equity compensation would be accelerated, rather than one hundred percent. Upon the one year anniversary of your employment with the Company, you will be offered the opportunity to enter into an Executive Employment Agreement with the Company on the terms set forth as attached.

As an exempt salaried employee, you will be expected to work hours as required by the nature of your work assignments. During the period of your employment, you will not, without the express written consent of the Company, engage in any other employment or business activity, including, without limitation, consulting of any kind, which may interfere with your work for the company. Notwithstanding anything to the contrary, employee may perform services for friends, family, etc. on a limited basis outside of work hours. Employee warrants that such activities will be minor in nature and will not interfere with or compromise employee’s duties of good faith, loyalty or fair dealing.

As part of the interview process, we perform a background check consisting of credit, criminal, and employment history. This offer is contingent upon a favorable review by references.

You may terminate your employment with TeleNav at any time for any reason by notifying the Company. Likewise, TeleNav may terminate your employment at any time for any reason, with or without cause or advance notice. TeleNav also retains the sole discretion to make all other decisions regarding your employment (e.g., transfers, demotions, job assignments, compensation and the like) with or without cause. Your “at will” relationship with the Company cannot be changed except in writing signed by the Company CEO.

The first 90 days of your employment with TeleNav will constitute an introductory period. The introductory period is intended to give new employees the opportunity to demonstrate their ability to achieve a satisfactory level of performance and to determine whether the new position meets their expectations. TeleNav uses this period to evaluate employee capabilities, work habits and overall performance. Either you or TeleNav may end the employment relationship for any reason, at any time, during or after the introductory period, with or without cause and with or without notice. Upon satisfactory completion of the introductory period, employees enter the “regular” employment classification. However, satisfactory completion of the introductory period does not guarantee employment with TeleNav for any specific period of time, as your employment with TeleNav is at all times “at-will,” meaning that either you or TeleNav can terminate the employment relationship at any time, for any reason.

Please note that, in compliance with the Immigration Reform Act of 1986, all new employees are required to submit proof of U.S. Citizenship or legal alien status within three business days of employment. Enclosed is an I-9 form that lists the document that you may present to fulfill this requirement. Please bring your documentation, along with the completed I-9 Form, on your first day of employment.

If you wish to accept employment at TeleNav under the terms described above, please sign and date this letter, and return it to the Company by the close of business, Friday July 2, 2010. Your first day of employment with TeleNav will be determined upon acceptance of this offer. We hope that you will be able to start with the Company prior to the end of June.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

By:	/s/ H.P. Jin	/s/ Kelly Green
	HP Jin	Kelly Green
	CEO	Director, HR
	TeleNav, Inc.	TeleNav, Inc

	Accepted: /s/ Dariusz Paczuski	Date: June 28, 2010

TELENAV, INC.

PROPRIETARY INFORMATION AGREEMENT

The following confirms an agreement between me and TeleNav, Inc., a Delaware corporation (the “Company,” which term includes the Company’s affiliates, successors and assigns), which is a material part of the consideration for my employment or continued employment by the Company:

1. “Proprietary Information” is information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed or made known to, the Company, and which has commercial value in the Company’s business. Proprietary Information includes, without limitation, trade secrets; financial information; product plans; lists, databases and other information concerning vendors, licensees and customers (including information which discloses the identity of such parties) and the Company’s relationship with those parties; pricing information and policies; employee compensation records; business and marketing plans and strategies; forecasts and any other business information; inventions; discoveries; formulas; product and other ideas; works of authorship; processes; technology; computer programs; source and object codes; techniques; processes; prototypes; algorithms; schematics; research; know-how and data, disclosed to me by the Company, either directly or indirectly, in writing, orally or by drawings or inspection of materials. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company and its customers, vendors and other parties contracting with the Company, which may be learned by me during my employment.

2. As used in this Agreement, any reference to “employment” by the Company includes any time during which I may be retained by the Company as a consultant, in addition to any time during which I am an employee of the Company.

3. In consideration of my employment or continued employment and the compensation received by me from the Company from time to time, I hereby agree as follows:

(a) All Proprietary Information and all patents, copyrights, trade dress, mask work and other intellectual property rights, including, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing (collectively, the “Legal Rights”) associated with Proprietary Information shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in any Proprietary Information and any Legal Rights associated therewith. At all times, both during my employment and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except that I may disclose such Proprietary Information to employees and consultants of the Company as necessary in the ordinary course of performing my duties on behalf of the Company. I agree to notify the Company in writing immediately upon discovery of any unauthorized use or disclosure of any Proprietary Information received hereunder, or any other breach of the Agreement, and to assist and cooperate with the Company in every reasonable way to regain possession of such Proprietary Information and/or prevent its further unauthorized disclosure and/or use. Notwithstanding the foregoing, I have no obligation under this Agreement to maintain in confidence any information that: (i) is in the public domain at the time of disclosure; (ii) though originally Proprietary Information, subsequently enters the public domain other than by breach of my confidentiality obligation, as of the date of its entering the public domain or (iii) that I can show I knew of prior to disclosure to me by the Company.

(b) In the event of the termination of my employment by me or by the Company for any reason, or upon the Company’s request at any time, I shall immediately return all documents, records, apparatus, computer files, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information furnished to me by the Company or produced by myself or others in connection with my employment, to the Company.

(c) I will promptly disclose to the Company, or any persons designated by it, all “Inventions,” which include all improvements, inventions, discoveries, formulas, ideas, circuits, mask works, works of authorship, processes, computer programs, algorithms, techniques, schematics, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment. To the extent the Company does not have rights therein hereunder, such disclosure shall be received by the Company in confidence and does not extend the assignment made in paragraph (e) of this Section 3.

(d) During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of the Company to leave the Company for any reason or to devote less than all of that employee’s efforts to the affairs of the Company, provided that the foregoing shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel. During the term of my employment and thereafter, I will not solicit business for myself or for the benefit of any third party based upon information regarding the Company’s customers or other parties doing business with the Company who I become aware of during, and in connection with, my employment with the Company, to the extent that information constitutes the trade secrets of the Company.

(e) I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached to this Agreement as Exhibit A, and to the extent permitted by law shall be “works made for hire.” The Company shall be the sole owner of all Legal Rights associated with the Inventions. I hereby assign to the Company any Legal Rights I may have or acquire in the Inventions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining and enforcing any Legal Rights for the foregoing Inventions and/or any other Inventions I have or may at any time assign to the Company in any and all countries.

These acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me, to execute and file any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of all Legal Rights associated with any Inventions with the same legal force and effect as if executed by me.

(f) A complete list of all Inventions to which I claim ownership and that I desire to remove from the operation of this Agreement is attached as Exhibit B, and I covenant that this list is complete. If no list is attached to this Agreement, I represent that I have no Inventions to which I claim ownership and that I desire to remove from the operation of this Agreement at the time of signing this Agreement.

(g) I represent that my performance of all the terms of this Agreement will not breach any agreement or obligation to keep in confidence proprietary information acquired by me in confidence or trust prior to my employment with the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or in conflict with my employment with the Company.

4. I acknowledge and agree that a breach of any of my promises or covenants contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and in the event of such breach the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages, if appropriate).

5. This Agreement shall be effective as of the first day of my employment, and shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

6. This Agreement may not be modified except by written agreement signed by me and the Company. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding that body of law relating to choice of law.

Dated: June 28, 2010

Employee /s/ Dariusz Paczuski

Exhibit A

§ 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those invention that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit B

TeleNav, Inc.

1130 Kifer Road

Sunnyvale, CA. 94086

Ladies and Gentlemen:

1. The following is a complete list of all Inventions relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company and that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement.

☒	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

/s/ Dariusz Paczuski	June 28, 2010
Employee	Date